Exhibit 99.1

Rokk3r Announces Change in Trading Symbol to ROKK
Rokk3r poised to access the global creative economy

Miami, FL- June 18, 2018 – Rokk3r Inc. (OTC: ROKK), a provider of value-generating strategies and services using a technology platform enabling us to partner with entrepreneurs, strategists, creatives and engineers to design, build and launch organizations, announced a change in its trading symbol on the OTC Markets to “ROKK” and the CUSIP number to 77544L104, effective as of June 18, 2018. The change follows the recent corporate name change to Rokk3r Inc. to reflect new business and branding efforts.

The Financial Information Regulatory Association Inc. (“FINRA”) confirmed receipt of the necessary documentation regarding the request to change the corporate name and trading symbol and their effectiveness.

Led by board members, CEO Nabyl Charania and Head of Exponential Germán Montoya, along with Rokk3r Fuel ExO General Partner Jeff Ransdell, Rokk3r’s new direction aims to leverage experience co-building startups and investing in promising entrepreneurs, with a portfolio spanning more than 40 companies, including AdMobilize and HYP3R. Rokk3r provides a risk-mitigated approach to company building and global expansion. Trading on the public markets provides Rokk3r direct access to the creative economy and enables its ecosystem’s wide-scale expansion.

Nabyl Charania, Rokk3r Chief Executive Officer stated “This change represents one in a gamut of shifts we have been leading to signal Rokk3r’s arrival in the public markets. Our trading symbol is a first impression and first interaction for many. In concert with our global execution and vision, I am excited for what the trading symbol will aim to represent both internally and externally.”

ABOUT ROKK3R: Headquartered in Miami, FL, and with offices in Bogotá and London, the Rokk3r Ecosystem is a hybrid network of human, and machine intelligence systems that enables frictionless, accelerated and comprehensive company building. Rokk3r takes into consideration modern economic theories (abundance), exponential organizations (ExOs) factors, exponential technologies like machine learning, artificial intelligence (AI) and the blockchain, increased global connectivity, and rise of a collective global genius to optimize rates of success in company building, unleashing the next generation of global entrepreneurship by providing access to education, idea validation, team creation and experts to crowd build successful ventures.

For Inquiries: press@rokk3r.com | 1.888.3 ROKK3R | www.rokk3r.com
Contact: Jared Shapiro (917) 553-4542  | jared@TheTagExperience.com

Safe Harbor Statement
This press release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results) and other factors discussed from time to time in Rokk3r Inc.’s Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as "may," "should," "expect," "anticipate," "believe," "estimate," "intend," "plan" and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.